Exhibit (a)(1)(A)

TRC COMPANIES, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS UNDER TRC COMPANIES, INC.’S RESTATED STOCK OPTION PLAN AND

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

FOR A NUMBER OF RESTRICTED STOCK UNITS AND CASH PAYMENTS

The offer and withdrawal rights expire

at 5:00 p.m., New York time, on October 29, 2010

unless the offer is extended.

TRC Companies, Inc. is offering option holders who are current TRC employees the opportunity to exchange all outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $7.25 for a lesser number of replacement restricted stock units calculated in accordance with applicable exchange ratios set forth herein. In the limited cases where a participant elects to exchange options and would have fewer than 500 replacement restricted stock units after the exchange, instead of replacement restricted stock units, a cash payment of $2.82 per replacement share will be made in exchange for surrendered options, but in no event less than a total payment of $100. The replacement restricted stock units will be granted as of the expiration of this offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Outstanding Options under TRC Companies, Inc.’s Restated Stock Option Plan and Amended and Restated 2007 Equity Incentive Plan for a Number of Restricted Stock Units and Cash Payments (this “Offer to Exchange”) and in the related documents referred to in this document. The Offer to Exchange, the related announcement dated September 23, 2010, and the related documents referred to in this document constitute the “offer” or “option exchange.”

Options eligible for exchange (“eligible options”) are those that:

•                                          have an exercise price equal to or greater than $7.25 per share;

•                                          were granted under one of our existing equity incentive plans prior to July 1, 2008; and

•                                          do not expire pursuant to their terms prior to June 30, 2011.

You are eligible to participate in the option exchange only if you:

•                                          are an employee of TRC on the date this offer commences and remain an employee through the date on which options surrendered for exchange are cancelled;

•                                          are a resident of the United States;

•                                          are not a member of our Board of Directors or one of our executive officers; and

•                                          hold at least one eligible option as of the commencement of this offer.

The outstanding options that you hold under our existing equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratios. We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of September 17, 2010 of $2.82 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. Replacement restricted stock units calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement restricted stock units with respect to fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Grant Date	Grant Price	Shares Subject to Options Surrendered	Shares Subject to Replacement Stock Units to be Granted
12/7/2007	$7.90	30,500	11,954
1/3/2008	$8.19	5,000	1,724
12/30/2006	$8.97	5,000	1,785
1/3/2007	$9.01	30,000	10,714
10/16/2006	$9.14	2,500	862
12/15/2006	$9.15	1,500	535
1/12/2007	$9.34	20,000	7,142
9/1/2006	$9.40	1,000	333
12/11/2006	$9.49	3,000	1,034
3/5/2007	$9.69	20,000	7,142
7/18/2006	$9.80	34,834	11,236
1/25/2006	$9.92	49,167	16,389
1/30/2007	$9.97	5,000	1,724
11/16/2007	$10.00	3,000	882
2/8/2007	$10.16	5,000	1,724
9/24/2007	$10.97	5,700	1,540
12/5/2005	$11.30	7,500	2,205
11/12/2007	$11.30	2,500	675
7/26/2007	$11.47	84,700	20,658
11/25/2002	$11.71	100	16
11/22/2002	$11.92	19,000	3,064
10/5/2007	$12.10	3,000	750
5/9/2006	$12.24	10,000	2,631
4/17/2006	$12.46	3,000	769
5/1/2006	$12.82	6,000	1,538
3/11/2003	$13.00	4,000	714
4/1/2003	$13.25	4,000	625
5/24/2007	$14.00	1,000	196
10/18/2002	$15.77	2,100	230
2/22/2005	$16.03	25,000	5,681
1/1/2005	$17.00	2,000	416
1/3/2005	$17.00	3,000	625
11/30/2004	$17.84	4,000	784
11/29/2004	$18.09	2,500	480
11/7/2003	$18.62	22,000	3,492
9/4/2003	$19.23	3,500	486
9/19/2001	$21.19	31,500	—
12/29/2003	$21.49	4,500	671
8/6/2001	$24.86	3,000	—
8/13/2001	$25.37	6,000	—
6/4/2002	$26.01	1,000	33
10/15/2001	$27.50	37,350	—
3/28/2002	$27.80	750	15
12/19/2001	$31.99	3,000	—
12/31/2001	$33.33	15,600	—
		532,801	123,474

If you are eligible to participate, you must exchange all of the outstanding eligible options that you hold or you will elect not to participate. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

This offer is currently scheduled to expire on October 29, 2010 (the “offer expiration date”), and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter (the “option cancellation date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. We will grant replacement restricted stock units under the Amended and Restated 2007 Equity Incentive Plan on or promptly after the option cancellation date. In addition, we will make any cash payments, less withholdings and without interest, promptly following the offer expiration date.

Even if you are eligible to participate, you are not required to accept the offer.

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units will vest pro rata over a four year period (25% on each anniversary of the grant date). Vesting is conditioned on your continued employment with us through each applicable vesting date and the other terms and conditions of the Amended and Restated 2007 Equity Incentive Plan.

Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This offer is conditioned upon participant electing to exchange all of such participant’s options with an exercise price of $7.25 or above. This offer is subject to certain other conditions which we describe in Section 7, Conditions of the Offer, of this Offer to Exchange and the terms described in this offer.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “TRR”. On September 17, 2010, the closing sales price of our common stock reported on the NYSE was $2.82 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Martin H. Dodd at TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095 (phone: 860-298-6212).

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax, hand deliver, or email it and any other required documents to us at TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095, Attn: Patricia Hampson (fax: 860-298-6323; email: phampson@trcsolutions.com). We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TRC COMPANIES, INC. HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. TRC COMPANIES, INC. HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY TRC COMPANIES, INC.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF TRC COMPANIES, INC. OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

TRC COMPANIES, INC. RESERVES THE RIGHT TO AMEND OR TERMINATE ITS EQUITY INCENTIVE PLANS AT ANY TIME, AND THE GRANT OF A RESTRICTED STOCK UNIT UNDER THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE TRC COMPANIES, INC. TO GRANT ADDITIONAL EQUITY AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF A RESTRICTED STOCK UNIT AND ANY FUTURE EQUITY AWARDS GRANTED UNDER THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

TABLE OF CONTENTS

Page No.
SUMMARY OF TERMS — QUESTIONS AND ANSWERS
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
THE OFFER TO EXCHANGE
SECTION 1.	Eligible Options; Eligible Employees
SECTION 2.	Replacement Restricted Stock Units; Cash Payments; Expiration Date
SECTION 3.	Purpose of the Offer
SECTION 4.	Procedures for Surrendering Eligible Options
SECTION 5.	Withdrawal Rights and Change of Election
SECTION 6.	Acceptance of Eligible Options; Newly Issued Restricted Stock Units
SECTION 7.	Conditions of the Offer
SECTION 8.	Price Range of Our Common Stock
SECTION 9.	Source and Amount of Consideration; Terms of Restricted Stock Units
SECTION 10.	Information Concerning TRC Companies; Financial Information
SECTION 11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options
SECTION 12.	Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer
SECTION 13.	Legal Matters; Regulatory Approvals
SECTION 14.	Material U.S. Federal Income Tax Consequences
SECTION 15.	Extension of Offer; Termination; Amendment
SECTION 16.	Fees and Expenses
SECTION 17.	Additional Information
SECTION 18.	Miscellaneous
APPENDIX A —	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TRC COMPANIES, INC.

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about this offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange and the Election Form. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended June 30, 2010 as this document contains important financial and other information about us. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics covered in this summary. We suggest that you consult with your personal financial and tax advisors before deciding to participate in this offer.

INDEX TO QUESTIONS AND ANSWERS

1.     What is the option exchange?

2.     Why is TRC making the exchange offer?

3.     How does the exchange work?

4.     What options are eligible for exchange in this offer?

5.     Who is eligible to participate in the offer?

6.     What are the differences between restricted stock units and the eligible options that may be surrendered in the option exchange?

7.     How will I know if I have received a “Notice of Termination”?

8.     Are employees outside the United States eligible to participate?

9.     What do I need to do to participate in the offer?

10.  When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

11.  What will happen if I do not submit my transmittal letter by the deadline?

12.  How do I exchange my options?

13.  If I participate, what will happen to my current options?

14.  What are the conditions to the offer?

15.  What if I am an employee of TRC when the offer begins, but not an employee when the offer expires?

16.  What if I elect to participate in the option exchange and then leave TRC after the replacement restricted stock units are granted?

17.  Why aren’t the exchange ratios set at one-for-one?

18.  If I participate, what will happen to the shares of common stock related to my exchanged options?

19.  Which options may I surrender for cancellation?

20.  If I elect to exchange some of my eligible options, do I have to exchange all of my eligible options?

21.  What does it mean to exchange on a “grant-by-grant” basis?

22.  Will I be required to give up all my rights to the canceled options?

23.  Can I exchange both vested and unvested options?

24.  Can I exchange options that I have already exercised in full?

25.  Can I exchange the remaining portion of an option that I have already partially exercised?

26.  When will I receive my replacement restricted stock units?

27.  When will I receive my cash payment?

28.  When will the replacement restricted stock units vest?

29.  Will the cash payments be subject to vesting?

30.  Will I have to pay for my replacement restricted stock units?

31.  What happens to options that I choose not to surrender or that are not accepted for exchange?

32.  Will I have to pay taxes if I exchange my options in the offer?

33.  Can I withdraw previously surrendered options?

34.  Why can’t I just be granted additional options?

35.  How should I decide whether to exchange my eligible options in the option exchange?

36.  What if I have questions about the option exchange, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

1. What is the option exchange?

The option exchange, or this offer, is a one-time offer by TRC Companies, Inc. to allow eligible employees of TRC to exchange their outstanding options with an exercise price equal to or greater than $7.25 per share for a lesser number of replacement restricted stock units or, in the event the exchange results in less than 500 restricted stock units, a cash payment. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a required period of employment. The number of replacement restricted stock units that will be granted in exchange for eligible existing options will be determined by the exchange ratios described below under Question 3. The replacement restricted stock units will be granted on the date we cancel the options accepted for exchange, which will be the first business day after the offer expiration date, or promptly thereafter. The replacement restricted stock units will have the terms and be subject to the conditions as provided for in the Amended and Restated 2007 Equity Incentive Plan. The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units will vest in equal annual installments over a four year period. Vesting is conditioned on your continued employment with us.

If your eligible options would be exchanged for restricted stock units representing less than 500 total shares, TRC Companies, Inc. will make a cash payment of $2.82 per replacement share in exchange for surrendered options, but in no event less than a total payment of $100. Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

2. Why is TRC Companies making the exchange offer?

We believe that granting equity-linked incentives motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our Company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with TRC and to achieve high levels of performance. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or exchange their eligible options. By making this offer to exchange outstanding options for replacement restricted stock units, we intend to create better performance incentives for eligible employees. See Section 3, Purpose of the Offer, for more information.

3. How does the exchange work?

We are offering to exchange eligible outstanding options that have an exercise price equal to or greater than $7.25 per share for a number of replacement restricted stock units, rounded down to the nearest whole share, based on the exchange ratios on the exchange date. Restricted stock units are rights to receive shares of our common stock on specified future dates when those rights have vested following a required period of employment. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

We have determined the exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model based on, among other things, the average of the high and low price per share of our common stock as of September 17, 2010 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. Replacement restricted stock units calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement restricted stock units with respect to fractional shares will not be granted.

The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Grant Date	Grant Price	Shares Subject to Options Surrendered	Shares Subject to Replacement Stock Units to be Granted
12/7/2007	$7.90	30,500	11,954
1/3/2008	$8.19	5,000	1,724
12/30/2006	$8.97	5,000	1,785
1/3/2007	$9.01	30,000	10,714
10/16/2006	$9.14	2,500	862
12/15/2006	$9.15	1,500	535
1/12/2007	$9.34	20,000	7,142
9/1/2006	$9.40	1,000	333
12/11/2006	$9.49	3,000	1,034
3/5/2007	$9.69	20,000	7,142
7/18/2006	$9.80	34,834	11,236
1/25/2006	$9.92	49,167	16,389
1/30/2007	$9.97	5,000	1,724
11/16/2007	$10.00	3,000	882
2/8/2007	$10.16	5,000	1,724
9/24/2007	$10.97	5,700	1,540
12/5/2005	$11.30	7,500	2,205
11/12/2007	$11.30	2,500	675
7/26/2007	$11.47	84,700	20,658
11/25/2002	$11.71	100	16
11/22/2002	$11.92	19,000	3,064
10/5/2007	$12.10	3,000	750
5/9/2006	$12.24	10,000	2,631
4/17/2006	$12.46	3,000	769
5/1/2006	$12.82	6,000	1,538
3/11/2003	$13.00	4,000	714
4/1/2003	$13.25	4,000	625
5/24/2007	$14.00	1,000	196
10/18/2002	$15.77	2,100	230
2/22/2005	$16.03	25,000	5,681
1/1/2005	$17.00	2,000	416
1/3/2005	$17.00	3,000	625
11/30/2004	$17.84	4,000	784
11/29/2004	$18.09	2,500	480
11/7/2003	$18.62	22,000	3,492
9/4/2003	$19.23	3,500	486
9/19/2001	$21.19	31,500	—
12/29/2003	$21.49	4,500	671
8/6/2001	$24.86	3,000	—
8/13/2001	$25.37	6,000	—
6/4/2002	$26.01	1,000	33
10/15/2001	$27.50	37,350	—
3/28/2002	$27.80	750	15
12/19/2001	$31.99	3,000	—
12/31/2001	$33.33	15,600	—
		532,801	123,474

We will grant replacement restricted stock units under the Amended and Restated 2007 Equity Incentive Plan on or promptly after the option cancellation date.

If you are eligible to participate, you must exchange all of your outstanding eligible options if you wish to participate. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

If your eligible options would be exchanged for restricted stock units representing less than a total of 500 shares, TRC Companies, Inc. will make a cash payment equal to $2.82 per replacement share in exchange for surrendered options, but in no event less than a total payment of $100.

Example

To illustrate how the exchange ratios work, assume that you have three existing options each for 100 shares with corresponding exercise prices of: $5.00, $7.50 and $10.00.

If you elect to participate in the offer:

•              You will only be able to elect to exchange the two existing options with exercise prices of $7.50 and $10.00 for replacement restricted stock units.

•              You will not be able to exchange your existing option with the exercise price of $5.00 for replacement restricted stock units because the exercise price is below $7.25.

This offer is currently scheduled to expire on October 29, 2010, and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter. If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. In addition, we will make any cash payments, less withholdings and without interest, promptly following the offer expiration date.

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options will vest in equal annual installments over a four year period. Vesting is conditioned on your continued employment with us through each applicable vesting date.

Cash payments made pursuant to the Offer to Exchange will be immediately vested. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment. See Section 4, Procedures for Surrendering Eligible Options, for more information.

4. What options are eligible for exchange in this offer?

We are offering to exchange all of your eligible options if you accept this offer for a lesser number of replacement restricted stock units or cash payments. Eligible options are all those that:

•              have an exercise price equal to or greater than $7.25 per share;

•              were granted under one of our existing equity incentive plans prior to July 1, 2008; and

•              do not expire pursuant to their terms prior to June 30, 2011.

See Section 1, Eligible Options; Eligible Employees, for more information.

5. Who is eligible to participate in the offer?

You are eligible to participate in this offer only if you:

•              are an employee of TRC on the date this offer commences and remain an employee through the expiration date of this tender offer;

•              are a resident of the United States;

•              are not a member of our Board of Directors or one of our executive officers; and

•              hold at least one eligible option as of the commencement of this offer.

If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a “Notice of Termination” (as defined in the answer to Question 7 below) at any time before the option cancellation date, you are not eligible to participate in the offer. See Section 1, Eligible Options; Eligible Employees, for more information.

6. What are the differences between restricted stock units and the eligible options that may be surrendered in the option exchange?

A stock option is a right to buy a share of TRC Companies common stock on or after the vesting date at a set exercise price. A restricted stock unit is a right to receive a share of TRC Companies common stock on the vesting date without paying any purchase price.

Restricted stock units are a different type of award than options, and so the terms and conditions of your restricted stock units necessarily will be different from your options. Your restricted stock units will be granted under our Amended and Restated 2007 Equity Incentive Plan and will be subject to a restricted stock unit agreement under the Amended and Restated 2007 Equity Incentive Plan. The form of restricted stock unit agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. Further, the vesting schedule of your restricted stock units will be different from the vesting schedule of your exchanged stock options.

Until your restricted stock units vest and you are issued shares of TRC Companies common stock in payment for the vested restricted stock units, you will not have any of the rights of a shareholder of TRC Companies with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights of a shareholder with respect to those shares, including the right to vote. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

7. How will I know if I have received a “Notice of Termination”?

For purposes of the offer, you have received a “Notice of Termination” if, at any time before the option cancellation date, you have received a written notice that TRC intends to take the necessary steps to end your employment relationship or you have entered into an agreement to end your employment relationship with TRC. See Section 1, Eligible Options; Eligible Employees, of the Offer to Exchange for more information.

8. Are employees outside the United States eligible to participate?

No. Eligible employees include only those who are residents of the United States. See Section 1,

Eligible Options; Eligible Employees, for more information.

9. What do I need to do to participate in the offer?

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax. hand deliver, or email it and any other required documents to us at TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095, Attn: Patricia Hampson (fax: 860-298-6323 or email: phampson@trcsolutions.com).

You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.

Your eligible options will not be considered surrendered until we receive your properly submitted transmittal letter before 5:00 p.m., Eastern Time, on October 29, 2010 (or such later date as may apply if the offer is extended). If you miss the deadline or submit transmittal that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your transmittal letter is properly completed, submitted and received by us by the deadline.

We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine it would be unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we expect to accept all properly surrendered eligible options on November 1, 2010 (or such later date as may apply if the offer is extended).

See Section 4, Procedures for Surrendering Eligible Options, for more information.

10. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires at 5:00 p.m., Eastern Time, on October 29, 2010, unless we extend the offer. Although we do not currently intend to do so, we may, in our sole discretion or as required, extend the offer expiration date at any time. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the offer. If the offer expiration date is extended, then the option cancellation date and the restricted stock unit grant date will be similarly extended.

11. What will happen if I do not submit my transmittal letter and election form by the deadline?

If we do not receive your transmittal letter and election to surrender eligible options for exchange before the offer expires, then all of your eligible options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender your eligible options for exchange in the offer, you do not need to do anything.

12. How do I exchange my options?

If you are an eligible employee and you wish to surrender your eligible options for exchange in the offer, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax, hand deliver, or email it and any other required documents to us at TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095, Attn: Patricia Hampson (fax: 860-298-6323; email: phampson@trcsolutions.com).

You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.

Your eligible options will not be considered surrendered until we receive your properly submitted transmittal letter before 5:00 p.m., Eastern Time, on October 29, 2010 (or such later date as may apply if the offer is extended). If you miss the deadline or submit transmittal that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your transmittal letter is properly completed, submitted and received by us by the deadline.

This is a one-time offer, and we must strictly enforce the offer period. We cannot accept delivery of the transmittal letter and election form after the offer expiration date. We reserve the right to reject any or all surrenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly surrendered options promptly after the expiration of the offer. See Section 4, Procedures for Surrendering Eligible Options, for more information.

13. If I participate, what will happen to my current options?

We will cancel eligible options you elect to exchange under the option exchange on the first business day after the option expiration date, or promptly thereafter, and you will no longer have those options available for exercise. Any options that are not eligible options will not be canceled and will remain outstanding at their original exercise price and under their original terms. See Section 6, Acceptance of Eligible Options; Newly Issued Restricted Stock Units, for more information.

14. What are the conditions to the offer?

The offer is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange. The offer is conditioned on the surrender of all of an eligible employee’s options with an exercise price of $7.25 or above.

15. What if I am an employee of TRC when the offer begins, but not an employee when the offer expires?

If you are no longer employed by TRC, whether voluntarily, involuntarily or for any other reason before the offer expiration date, you will not be able to participate in this offer.

Accordingly, if you are not an eligible employee of TRC on the offer expiration date, even if you had elected to participate in this offer and had surrendered your options for exchange, your surrender will automatically be deemed withdrawn and you will not participate in this offer.

If your employment ends before the offer expiration date, you will retain your outstanding options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms and conditions to the extent they are vested options. See Section 1, Eligible Options; Eligible Employees, for more information.

The offer does not change the nature of your “at-will” employment with TRC, and does not create any obligation on the part of TRC to continue your employment for any period. Your employment may be terminated by us or by you at any time, including prior to the option expiration date or prior to the vesting date for any replacement restricted stock units, for any reason, with or without cause.

16. What if I elect to participate in the option exchange and then leave TRC after the replacement restricted stock units are granted?

If you elect to participate in the option exchange and surrender eligible options for exchange, and if we accept your surrendered eligible options, your replacement restricted stock units will be granted on the option cancellation date. If your employment terminates for any reason after the date the restricted stock units are granted, the terms and conditions of any restricted stock units granted in the option exchange will apply. If your employment with TRC terminates before your restricted stock units are fully vested, the unvested portion of the restricted stock units will terminate in accordance with the terms of your restricted stock unit agreement. See Section 1, Eligible Options; Eligible Employees, for more information.

17. Why aren’t the exchange ratios set at one-for-one?

The exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) will be determined on the exchange date using the Black-Scholes option pricing model and based them on, among other things, the closing sales price of our common stock as of September 17, 2010 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

18. If I participate, what will happen to the shares of common stock related to my exchanged options?

Options that you elect to exchange will be canceled on the first business day after the end of the offer period, or promptly thereafter, unless this offer is extended, in which case such option will be canceled on the first business day after the extended option expiration date, or promptly thereafter. Shares of common stock subject to canceled options will be returned to the Amended and Restated 2007 Equity Incentive Plan and made available for future grant.

19. Which options may I surrender for cancellation?

If you are eligible to participate, you must surrender for cancellation all of your eligible options. See Section 1, Eligible Options; Eligible Employees, for more information.

20. If I elect to exchange some of my eligible options, do I have to exchange all of my eligible options?

Yes. If you wish to participate you must elect to exchange all of your eligible options on a grant-by-grant basis.

21. What does it mean to exchange on a “grant-by-grant” basis?

Eligible options may be surrendered only on a grant-by-grant basis in exchange for replacement restricted stock units. The entire grant must be surrendered. No partial surrender of a stock option grant will be accepted.

22. Will I be required to give up all my rights to the canceled options?

Yes. Each returned option that we accept for exchange will be canceled, along with the corresponding stock option agreement, and will cease to exist. You will no longer have any rights under those options.

23. Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested. But if you choose to accept the offer with respect to your eligible options, you must return the entire eligible option, both the vested and unvested portions.

24. Can I exchange options that I have already exercised in full?

No. The offer only pertains to outstanding options. It does not apply in any way to shares you have purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to the offer.

25. Can I exchange the remaining portion of an option that I have already partially exercised?

Yes. Any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of an eligible option, only the portion of that option which has not yet been exercised will be eligible to be exchanged. Options for which you have properly submitted an exercise notice prior to the offer expiration date will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

26. When will I receive my replacement restricted stock units?

We expect to cancel all properly surrendered eligible options on the first business day after the offer expiration date, or promptly thereafter. We also expect that the grant date of the replacement restricted stock units will be on or promptly after the option cancellation date. The scheduled offer expiration date is October 29, 2010 at 5:00 p.m. Eastern Time and we expect to accept and cancel all properly surrendered eligible options on October 29, 2010. We expect that the restricted stock unit grant date will be November 1, 2010. If the offer expiration date is extended, then the option cancellation date and the restricted stock unit grant date will be similarly extended. Restricted stock unit agreements governing the terms of the replacement restricted stock units will be delivered to you as soon as reasonably practicable following the restricted stock unit grant date. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

27. When will I receive my cash payment?

We expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

28. When will the replacement restricted stock units vest?

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units vest pro rata over a four year period (25% on each anniversary of the grant date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

29. Will the cash payments be subject to vesting over time?

No. Cash payments made pursuant to the Offer to Exchange will be immediately vested.

30. Will I have to pay for my replacement restricted stock units?

No. You do not have to make any cash payment to receive your replacement restricted stock units or the common stock upon vesting of your restricted stock units. However, please see Question 32 below, and Section 14, Material U. S. Federal Income Tax Consequences, for information regarding potential tax withholding obligations.

31. What happens to options that I choose not to surrender or that are not accepted for exchange?

If you choose not to surrender your eligible options in the offer or, pursuant to the terms of the offer, we do not accept them for exchange, they will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

32. Will I have to pay taxes if I exchange my options in the offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible options for restricted stock units pursuant to the option exchange should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement restricted stock units. However, you normally will have taxable ordinary income when TRC Companies common stock is issued to you in payment of your vested restricted stock units equal to the fair market value of the shares delivered at settlement and that fair market value will be your tax basis in the shares. TRC Companies typically also will have an obligation to withhold income and FICA taxes from you upon receipt of the shares and will satisfy such tax withholding obligations, if applicable, in the manner specified in your restricted stock unit agreement. If permissible under applicable law and as specified in your restricted stock unit agreement, you may satisfy all or any portion of your withholding obligations by deducting from the shares of common stock otherwise deliverable to you in settlement of your restricted stock unit a number of whole shares having a fair market value approximately equivalent to the applicable minimum statutory withholding requirements. You also may have short term or long term taxable capital gain when you sell the shares you receive in payment of your vested restricted stock units equal to the sale price of such shares less your tax basis in such shares.

If you receive a cash payment in exchange of your eligible options in lieu of receiving restricted stock units, you generally will recognize ordinary compensation income at the time of delivery of the cash.  Taxes, including FICA, will be withheld directly from the cash payment.

Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your stock options. You should consult with your tax advisor to determine the personal tax consequences to you of participating in the option exchange. If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

See Section 14, Material U. S. Federal Income Tax Consequences, for more information.

33. Can I withdraw previously surrendered options?

Yes. If you elect to surrender eligible options and later change your mind, you may withdraw your surrendered eligible options by notifying us of your election to withdraw the options before the offer expires. You must notify us of your withdrawal in a manner permitted hereby to notify us of your exchange election.

Once you have withdrawn eligible options prior to the option expiration date, you may again surrender such options by following the procedures for properly surrendering eligible options as discussed in Question 12.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the offer.

34. Why can’t I just be granted additional options?

We designed the option exchange to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their existing stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders. In addition, issuing additional stock options without cancelling any previously granted stock options would increase our non-cash compensation expense, as we would need to recognize expense for both the additional stock options and the previously granted stock options. Also, the option exchange program will result in a net decrease in overhang and return shares to the equity incentive plan to be used for future grants.

35. How should I decide whether to exchange my eligible options in the option exchange?

Although our Board of Directors has approved the offer, you must make your own decision whether or not to surrender options taking into account your own personal circumstances and preferences. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

No one from TRC is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

It is important that you review the section entitled Certain Risks of Participating in the Offer for a discussion of the risks of participating in the option exchange, including those related to the value of eligible options compared to replacement restricted stock units if TRC Companies’ stock price increases in the future.

36. What if I have questions about the option exchange, or if I need a copy of this Offer to Exchange document or any documents attached or referred to in this document?

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Martin H. Dodd at TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095 (phone: 860-298-6212).

If anyone makes any representation or gives you any information different from the representations or information contained in these documents, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning for exchange your options pursuant to this offer. You should rely only on the representations and information contained in this document or to which we have referred you.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer to Exchange involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC, highlight the material risks of participating in the Offer to Exchange. You should carefully consider these risks and are encouraged to speak with your tax, financial and legal advisors before deciding to participate in the Offer to Exchange. In addition, we strongly urge you to read the sections in this Offer to Exchange document discussing the expected tax consequences in the United States, as well as the rest of this Offer to Exchange document for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer to Exchange.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “may,” “will,” “should,” “expect,” “plans,” “seeks,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek to continue,” “intends,” or other comparable terminology as they relate to us are intended to identify such forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. The documents we file with the SEC, including the reports referred to above, discuss some of the known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

The following discussion should be read in conjunction with our financial statements and notes to the financial statements included on our most recent periodic report on Form 10-K.

Risks Related to the Offer to Exchange

If you exchange eligible options for restricted stock units in the Offer to Exchange and your employment with us terminates before the restricted stock units fully vest, you will forfeit any unvested portion of your restricted stock units.

The terms and conditions for the replacement restricted stock units will govern what effect your termination of employment will have on any outstanding restricted stock units. Restricted stock units will vest pro rata over four years following their grant date (in 25% annual installments). Accordingly, if your employment terminates before your restricted stock units are fully vested, the unvested portion of the restricted stock units will terminate in accordance with their terms.

Nothing in the Offer to Exchange should be construed to confer upon you the right to remain an employee of TRC. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the restricted stock unit grant date or thereafter.

The value of our common stock fluctuates and there is no guarantee that restricted stock units will increase in value over time.

The market price of our common stock has been volatile. As a result, there is no guarantee that the value of common stock related to any restricted stock units received in the option exchange will increase in value over time.

If we are acquired by or merge with another company, your surrendered stock options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving TRC Companies, such as a merger or other acquisition, could have an effect on the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer could potentially receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original stock options.

Restricted stock units will not be vested on the restricted stock unit grant date.

The replacement restricted stock units will be subject to a new vesting schedule. This is true even if your exchanged stock options are 100% vested. If you elect to exchange stock options for restricted stock units and do not remain an employee with us your restricted stock units will only vest during the period you are an employee and, hence, may not vest or may vest only partially.

If the price of our common stock increases over time, the value of the restricted stock units that you receive in the option exchange could possibly be less than the value of the eligible options that you surrendered in the option exchange.

Because you will receive fewer restricted stock units in the offer than the eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the restricted stock units granted in the offer.

Restricted stock units will generally result in taxable ordinary income when shares are issued in payment at vesting.

If you participate in the offer and receive restricted stock units for surrendered eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the restricted stock unit grant date. However, you generally will have taxable ordinary income when shares are issued to you in payment of vested restricted stock units, at which time TRC Companies generally also will have a tax withholding obligation. TRC Companies will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreements. If permissible under applicable law and as specified in your restricted stock unit agreement, you may satisfy all or any portion of your withholding obligations by deducting from the shares of common stock otherwise deliverable to you in settlement of your restricted stock units a number of whole shares having a fair market value approximately equivalent to the applicable minimum statutory withholding requirements. You also may have short term or long term taxable capital gains when you sell the shares underlying the restricted stock units equal to the sale price of such shares less the fair market value of the shares included in your income when the shares were delivered to you.  The receipt of a cash payment in exchange of your eligible options will result in ordinary income to you and taxes will be withheld from the cash payment.

When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares you receive when your restricted stock units vest. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your stock options and as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be different tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our annual report on Form 10-K for the fiscal year ended June 30, 2010 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.trcsolutions.com.  In addition, upon request, we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

Section 1. Eligible Options; Eligible Employees.

Upon the terms and subject to the conditions of the Offer to Exchange, we are offering option holders of TRC the opportunity to exchange all outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $7.25 for a lesser number of restricted stock units calculated in accordance with applicable exchange ratios set forth below. In the limited cases where a participant elects to exchange options and would have fewer than 500 replacement restricted stock units after the exchange, instead of replacement restricted stock units, a cash payment of $2.82 per replacement share will be made in exchange for surrendered options, but in no event less than a total payment of $100. The replacement restricted stock units will be granted as of the expiration of this offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

Eligible Options

Options eligible for exchange are those that:

•                                          have an exercise price equal to or greater than $7.25 per share;

•                                          were granted under one of our existing equity incentive plans prior to July 1, 2008; and

•                                          do not expire pursuant to their terms prior to June 30, 2011.

The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement of the offer and before the offer expiration date.

Eligible Employees

You are eligible to participate in the option exchange only if you:

•                                          are an employee of TRC on the date this offer commences and remain an employee through the date on which options surrendered for exchange are canceled;

•                                          are a resident of the United States;

•                                          are not a member of our Board of Directors or one of our executive officers; and

•                                          hold at least one eligible option as of the commencement of this offer.

We have excluded executives who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), members of our Board of Directors and any former employees from participating in the offer.

If you are no longer employed by TRC, whether voluntarily, involuntarily or for any other reason before the offer expiration date, you will not be able to participate in this offer. Accordingly, if you are not an eligible employee of TRC on the offer expiration date, even if you had elected to participate in this offer and had surrendered your options for exchange, your surrender will automatically be deemed withdrawn, and you will not participate in this offer.

If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a notice of termination at any time before the option cancellation date, you are not eligible to participate in the offer.

Even if you are eligible to participate, you are not required to accept the offer. If you do not tender your eligible options for exchange or they are not accepted by us for exchange, they will remain outstanding, and you will continue to hold such options in accordance with their terms.

Nothing in this document shall be construed to give any person the right to remain in the employ of TRC or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation.

Section 2. Replacement Restricted Stock Units; Cash Payments; Expiration Date.

We are offering to exchange eligible outstanding options that have an exercise price equal to or greater than $7.25 per share for a number of replacement restricted stock units, rounded down to the nearest whole share, based on the exchange ratios described herein. Restricted stock units are rights to receive shares of our common stock on specified future dates when those rights have vested following a required period of employment. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

We determined the exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model and based them on, among other things, the closing sales price of our common stock as of September 17, 2010 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios is to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. Replacement restricted stock units calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement restricted stock units with respect to fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Grant Date	Grant Price	Shares Subject to Options Surrendered	Shares Subject to Replacement Stock Units to be Granted
12/7/2007	$7.90	30,500	11,954
1/3/2008	$8.19	5,000	1,724
12/30/2006	$8.97	5,000	1,785
1/3/2007	$9.01	30,000	10,714
10/16/2006	$9.14	2,500	862
12/15/2006	$9.15	1,500	535
1/12/2007	$9.34	20,000	7,142
9/1/2006	$9.40	1,000	333
12/11/2006	$9.49	3,000	1,034
3/5/2007	$9.69	20,000	7,142
7/18/2006	$9.80	34,834	11,236
1/25/2006	$9.92	49,167	16,389
1/30/2007	$9.97	5,000	1,724
11/16/2007	$10.00	3,000	882
2/8/2007	$10.16	5,000	1,724
9/24/2007	$10.97	5,700	1,540
12/5/2005	$11.30	7,500	2,205
11/12/2007	$11.30	2,500	675
7/26/2007	$11.47	84,700	20,658
11/25/2002	$11.71	100	16
11/22/2002	$11.92	19,000	3,064
10/5/2007	$12.10	3,000	750
5/9/2006	$12.24	10,000	2,631
4/17/2006	$12.46	3,000	769
5/1/2006	$12.82	6,000	1,538
3/11/2003	$13.00	4,000	714
4/1/2003	$13.25	4,000	625
5/24/2007	$14.00	1,000	196
10/18/2002	$15.77	2,100	230
2/22/2005	$16.03	25,000	5,681
1/1/2005	$17.00	2,000	416
1/3/2005	$17.00	3,000	625
11/30/2004	$17.84	4,000	784
11/29/2004	$18.09	2,500	480
11/7/2003	$18.62	22,000	3,492
9/4/2003	$19.23	3,500	486
9/19/2001	$21.19	31,500	—
12/29/2003	$21.49	4,500	671
8/6/2001	$24.86	3,000	—
8/13/2001	$25.37	6,000	—
6/4/2002	$26.01	1,000	33
10/15/2001	$27.50	37,350	—
3/28/2002	$27.80	750	15
12/19/2001	$31.99	3,000	—
12/31/2001	$33.33	15,600	—
		532,801	123,474

We will grant replacement restricted stock units under the Amended and Restated 2007 Equity Incentive Plan on or promptly after the option cancellation date.

If you are eligible to participate, you must exchange all of your outstanding eligible options. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

In the limited cases where a participant elects to exchange options and would have fewer than 500 replacement restricted stock units after the exchange, instead of replacement restricted stock units, a cash payment of $2.82 per replacement share will be made in exchange for surrendered options, but in no event less than a total payment of $100.

This offer is currently scheduled to expire on October 29, 2010 (the “offer expiration date”), and we expect to cancel exchanged options on the first business day after the offer expiration date, or promptly thereafter (the “option cancellation date”). We expect to grant replacement restricted stock units under the TRC Companies, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Amended 2007 Plan”) on or promptly after the option cancellation date. In addition, we expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date.

This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Even if you are eligible to participate, you are not required to accept the offer.

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options will vest pro rata over a four year period (25% on each anniversary of the date of grant). Vesting is conditioned on your continued employment with us through each applicable vesting date and the other terms and conditions of the Amended 2007 Plan.

Cash payments made pursuant to the Offer to Exchange will be immediately vested. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO SURRENDER OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

Section 3. Purpose of the Offer.

We have granted stock options periodically to a number of our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock when the market price exceeds the exercise price. However, the options have no immediate value to employees when the price of a share of our common stock is below the exercise price. In this situation, the options are commonly referred to as “underwater.” At this time, a substantial percentage of the stock options held by our employees are underwater. On September 17, 2010, when the closing sales price of our common stock on the New York Stock Exchange was $2.82, options to purchase approximately 1,358,976 shares held by our employees were underwater, representing approximately 98% of all outstanding options held by employees. The exercise prices of these underwater options ranged from $2.93 to $33.33 per share.

In the context of these challenges to employee motivation and morale, we believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us in motivating and retaining our employees. As of September 17, 2010, there were 94 eligible employees who held underwater eligible options to purchase 532,801 shares. We do not believe these underwater options are effective as performance and retention incentives. We believe the option exchange will offer a meaningful incentive for eligible employees to remain with us and help us excel.

The option exchange will also serve to reduce our current stock option overhang. Since many of the eligible options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Under the option exchange, participating employees will receive less restricted stock units than the number of shares subject to the options they surrender. As a result, the number of shares of stock subject to outstanding employee equity awards will be reduced, thus reducing the current stock option overhang and returning shares to the equity plan to be available for future grants. Assuming that all eligible options are exchanged in the option exchange, our stock option overhang as of September 17, 2010 would decrease by approximately 409,000 shares.

Section 4. Procedures for Surrendering Eligible Options.

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify us of your election before the offer expires at 5:00 p.m., Eastern Time, on October 29, 2010, (or such later date as may apply if the offer is extended). If we extend the offer beyond that time, you may surrender your eligible options for exchange at any time until the extended offer expiration date.

In order to participate, you must exchange all your eligible stock options for replacement restricted stock units or, if applicable, cash payments. No partial exchanges of an eligible stock option grant will be permitted.

Proper Surrender of Eligible Options

If you are an eligible employee and you wish to surrender your eligible options for exchange in the offer, you must you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax, hand deliver, or email it and any other required documents to us at TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095, Attn: Patricia Hampson (fax: 860-298-6323; email: phampson@trcsolutions.com).

You do not need to return any stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Your eligible options will not be considered surrendered until we receive your properly submitted transmittal letter before 5:00 p.m., Eastern Time, on October 29, 2010 (or such later date as may apply if the offer is extended). If you miss the deadline or submit transmittal that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your transmittal letter is properly completed, submitted and received by us by the deadline.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any surrendered eligible options and all questions as to the number of shares subject to eligible options or to be subject to replacement restricted stock units and the amount of any cash payments. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely surrendered options that are not validly withdrawn.

Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender of any particular eligible options or for any particular eligible employee. No surrender of options will be deemed to have been properly made until all defects or irregularities have been cured by the surrendering option holder or waived by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in surrenders, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms. Our determination of these matters will be final and binding. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement

Your surrender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer, subject to your right to withdraw from the offer prior to the offer expiration date. Our acceptance for exchange of your eligible options surrendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this offer will be binding upon your heirs, personal representatives, successors and assigns.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the offer expiration date all properly surrendered eligible options that have not been validly withdrawn, and we expect to grant replacement restricted stock units on the first business day following the offer expiration date, or promptly thereafter. We expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date. You will receive new restricted stock unit agreements governing the terms of the replacement restricted stock units granted to you, which will be delivered to you as soon as reasonably practicable following the restricted stock unit grant date. If the offer is extended, then the offer expiration date and the option cancellation date will be similarly extended.

Section 5. Withdrawal Rights and Change of Election.

If you elect to surrender eligible options and later change your mind, you may withdraw your surrendered eligible options by notifying Patricia Hampson of your election to withdraw the options before the offer expires in a manner in which you were authorized to communicate your initial election.

Please note that, just as you may not surrender only part of your eligible option grants, you may also not withdraw your election with respect to only part of your eligible option grants. If you elect to withdraw your previously surrendered eligible option grants, you must withdraw with respect to all eligible option grants.

Your surrendered eligible stock options will not be considered withdrawn until Patricia Hampson receives your properly submitted withdrawal election. If you miss the deadline for notification of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the offer. You are responsible for making sure that the election to withdraw is properly completed and received by us by the deadline.

Once you have withdrawn your eligible options, you may again surrender these options for exchange before the offer expiration date by following the procedures for properly surrendering eligible options as described in Section 4, Procedures for Surrendering Eligible Options, prior to the deadline noted above.

Neither TRC Companies nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 6. Acceptance of Eligible Options; Newly Issued Restricted Stock Units.

Upon the terms and subject to the conditions of the offer, we expect to accept for exchange all eligible options properly surrendered and not validly withdrawn by the expiration of the offer, which is currently scheduled to expire at 5:00 p.m., Eastern Time, on October 29, 2010. Once we have accepted your surrendered eligible options, such options will be cancelled and you will no longer have any rights under the surrendered eligible options. We expect to grant the replacement restricted stock units on the next business day following the expiration date of the offer, or promptly thereafter. You will receive restricted stock unit agreement(s) governing the terms of the restricted stock units granted to you, which we will distribute promptly following the offer expiration date. In addition, we expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date. If the offer expiration date is extended, then the cancellation date and restricted stock unit grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the offer and your employment with us terminates for any reason before the offer cancellation date, you will no longer be eligible to participate in the offer, and we will not accept your eligible options for exchange. In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options surrendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options surrendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after September 23, 2010, and prior to the offer expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options surrendered for exchange:

(a)          there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal that challenges the making of the offer, the acquisition of some or all of the surrendered options pursuant to the offer, or the issuance of replacement restricted stock units, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or our subsidiaries or materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing our accounting or other costs of the offer) the contemplated benefits of the offer to us;

(b)         there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)                  make the acceptance for exchange of, or issuance of replacement restricted stock units for, some or all of the surrendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(ii)               delay or restrict our ability, or render us unable, to accept for exchange, or issue replacement restricted stock units for, some or all of the surrendered options;

(iii)            materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits we hope to receive as a result of the offer; or

(iv)           materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)          there has occurred:

(i)                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)               the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)            the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)           any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(v)              any increase or decrease in the market price of the shares of our common stock to a price that is greater than 200% or less than 50%, as the case may be, of the closing sale price of our common stock on the date of this Offer to Exchange; or

(vi)           any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or our subsidiaries or on the trading in our common stock that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(d)         there has occurred any change in U.S. generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the offer;

(e)          there shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

(i)                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the offer commencement date;

(ii)               any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the offer commencement date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)            any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)            there shall have occurred any change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or of our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries or may materially impair the contemplated benefits of the offer to us; or

(g)         There shall have been enacted, enforced or deemed applicable to TRC Companies any rules, regulations or actions by any governmental authority, the New York Stock Exchange or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the offer.

We may assert the conditions to the offer in our discretion regardless of the circumstances giving rise to them before the offer expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the offer expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights prior to the offer expiration date will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 8. Price Range of Our Common Stock.

Our common stock trades on the New York Stock Exchange under the symbol “TRR.” The following table sets forth the high and low sales prices as reported by NYSE during the periods indicated.

	High	Low
Fiscal Year Ended June 30, 2009

First Quarter	$4.46	$2.18

Second Quarter	$3.28	$1.16

Third Quarter	$3.63	$1.59

Fourth Quarter	$4.45	$2.32

Fiscal Year Ended June 30, 2010

First Quarter	$4.97	$3.50

Second Quarter	$3.86	$2.55

Third Quarter	$3.11	$2.57

Fourth Quarter	$3.56	$2.66

Current Fiscal Year to End June 30, 2011

July 1, 2010 - September 17, 2010	$3.25	$2.66

As of September 17, 2010, there were approximately 279 stockholders of record of our common stock, and the number of outstanding shares of our common stock was 19,657,046. On September 17, 2010, the closing sales price during regular trading hours of our common stock, as reported by the New York Stock Exchange, was $2.82 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO SURRENDER YOUR OPTIONS IN THE OFFER.

Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced dramatic price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of these companies.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock Units.

Consideration

We will grant replacement restricted stock units or a cash payment, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. Restricted stock units are equity awards under which TRC Companies promises to issue common stock in the future, provided the vesting criteria are satisfied. The number of shares of common stock subject to the replacement restricted stock units to be granted to each option holder will be determined as follows, subject to adjustment for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the Amended 2007 Plan. In the limited cases where a participant elects to exchange options and would have fewer than 500 replacement restricted stock units after the exchange, instead of replacement restricted stock units, a cash payment based on the exchange ratios will be made in exchange for surrendered options, but in no event less than a total payment of $100.  Any cash payments will be made, less applicable withholdings and without interest, promptly following the offer expiration date.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you would be required to exchange for each share of common stock subject to the replacement restricted stock unit, based on the per share exercise price of the existing outstanding option. We determined the following exchange ratios for the option exchange using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of September 17, 2010 of $2.82 and the exercise prices of the options eligible for exchange:

The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Grant Date	Grant Price	Shares Subject to Options Surrendered	Shares Subject to Replacement Stock Units to be Granted
12/7/2007	$7.90	30,500	11,954
1/3/2008	$8.19	5,000	1,724
12/30/2006	$8.97	5,000	1,785
1/3/2007	$9.01	30,000	10,714
10/16/2006	$9.14	2,500	862
12/15/2006	$9.15	1,500	535
1/12/2007	$9.34	20,000	7,142
9/1/2006	$9.40	1,000	333
12/11/2006	$9.49	3,000	1,034
3/5/2007	$9.69	20,000	7,142
7/18/2006	$9.80	34,834	11,236
1/25/2006	$9.92	49,167	16,389
1/30/2007	$9.97	5,000	1,724
11/16/2007	$10.00	3,000	882
2/8/2007	$10.16	5,000	1,724
9/24/2007	$10.97	5,700	1,540
12/5/2005	$11.30	7,500	2,205
11/12/2007	$11.30	2,500	675
7/26/2007	$11.47	84,700	20,658
11/25/2002	$11.71	100	16
11/22/2002	$11.92	19,000	3,064
10/5/2007	$12.10	3,000	750
5/9/2006	$12.24	10,000	2,631
4/17/2006	$12.46	3,000	769
5/1/2006	$12.82	6,000	1,538
3/11/2003	$13.00	4,000	714
4/1/2003	$13.25	4,000	625
5/24/2007	$14.00	1,000	196
10/18/2002	$15.77	2,100	230
2/22/2005	$16.03	25,000	5,681
1/1/2005	$17.00	2,000	416
1/3/2005	$17.00	3,000	625
11/30/2004	$17.84	4,000	784
11/29/2004	$18.09	2,500	480
11/7/2003	$18.62	22,000	3,492
9/4/2003	$19.23	3,500	486
9/19/2001	$21.19	31,500	—
12/29/2003	$21.49	4,500	671
8/6/2001	$24.86	3,000	—
8/13/2001	$25.37	6,000	—
6/4/2002	$26.01	1,000	33
10/15/2001	$27.50	37,350	—
3/28/2002	$27.80	750	15
12/19/2001	$31.99	3,000	—
12/31/2001	$33.33	15,600	—
		532,801	123,474

We will grant replacement restricted stock units under the Amended 2007 Plan on or promptly after the option cancellation date. We will not grant any fractional restricted stock units. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each surrendered option on a grant-by-grant basis.

As of September 17, 2010, there were a total of 1,389,476 shares underlying stock options outstanding under our equity compensation plans. Of the outstanding stock options, as of September 17, 2010, options to purchase 532,801 shares of common stock would be eligible for exchange under the offer. As of September 17, 2010, 2,813,885 shares were available for grant under our outstanding equity plans. If 100% of eligible options were to be exchanged for grants of replacement restricted stock units made in accordance with the estimated exchange ratios set out in Section 2 above, the number of shares underlying outstanding stock options would be reduced by 532,801 shares, or approximately 38% of all outstanding stock options. As of September 17, 2010, 94 employees were eligible to participate in the offer.

Terms of Restricted Stock Units

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options will vest pro rata over a four year period (25% on each anniversary of the grant date). Vesting is conditioned on your continued employment with us.

Participation in the offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock units or other equity or performance-based compensation. The offer does not change the “at-will” nature of an eligible employee’s employment with us, and an eligible employee’s employment may be terminated by us or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF TRC. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE RESTRICTED STOCK UNIT GRANT DATE OR THEREAFTER.

The replacement restricted stock units will have the terms and be subject to the conditions as provided for in the Amended 2007 Plan. The following is a description of the principal features of the Amended 2007 Plan that apply to restricted stock units granted under the Amended 2007 Plan. The description of the Amended 2007 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the Amended 2007 Plan, a copy of which is available to you by writing to Martin H. Dodd, TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095, or by facsimile to 860-298-6323. The Amended 2007 Plan may also be viewed without charge on the SEC website at www.sec.gov.

Description of Principal Features of the Amended 2007 Plan

The Company may grant a variety of awards under its Amended 2007 Plan including: restricted stock, stock options (including both incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs), phantom stock, stock bonus awards, other awards (including stock appreciation rights) and performance based awards. In addition, the Compensation Committee (the “Committee”) may, in its discretion, make other awards valued in whole or in part by reference to, or otherwise based on, the Company’s common stock. The maximum number of shares of common stock that may be the subject of awards to a participant in any Company tax year is 300,000. In addition, generally shares of common stock reserved for awards under the Amended 2007 Plan that lapse or are canceled will be added back to the share reserve available for future awards including shares of common stock withheld for taxes.

The Amended 2007 Plan is administered by the Committee. Officers, including the Company’s named executive officers, directors, and employees of the Company and its affiliates are eligible to receive awards under the Amended 2007 Plan in the discretion of the Committee. Awards will become exercisable or otherwise vest at the times and upon the conditions that the Committee may determine, as reflected in the applicable award agreement. The Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award, provided that the Committee determines that such acceleration is necessary or desirable in light of the circumstances. Awards also accelerate automatically under the Amended 2007 Plan upon the occurrence of certain events, as described below under “Other Features of the Amended 2007 Plan.”

Restricted Stock.  The Committee may grant restricted shares to eligible persons, in such amounts, at such price, if any, and subject to such terms and conditions as the Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions. If a participant’s employment is terminated “For Cause” (as defined in the Amended 2007 Plan), then the participant will immediately forfeit all shares not vested as of the date of termination.

Stock Options.  Options entitle the holder to purchase shares of common stock during a specified period at a purchase price specified by the Committee. Other than in connection with a repricing or exchange allowed under the Amended 2007 Plan, such price shall not be less than 100% of the fair market value of the shares as determined on the date of the option is granted. Each option granted under the Amended 2007 Plan will be exercisable for a period determined by the Committee provided such period shall not be longer than 10 years from the date of grant. Options may be exercised in whole or in part by the payment of cash of the full option price of the shares of common stock purchased.

Phantom Stock.  A phantom stock award is an award of the right to receive upon the vesting date of the award an amount of cash, shares or other property based upon an increase in the value of the shares during the term of the award.

Stock Bonus Awards.  A stock bonus award is an award of shares of common stock made at the discretion of the Committee. Stock bonus awards will be made upon such terms and conditions (if any) as the Committee may determine.

Other Awards (including Stock Appreciation Rights).  Other forms of awards (including any stock appreciation rights, referred to as “Other Awards”) valued in whole or in part by reference to, or otherwise based on, shares may be granted either alone or in addition to other awards under the Amended 2007 Plan. Subject to the provisions of the Amended 2007 Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares to be granted pursuant to such Other Awards and all other conditions of such Other Awards. A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option.

Other Features of the Amended 2007 Plan

The Amended 2007 Plan may be amended by the Company’s Board of Directors, subject to stockholder approval where necessary, to satisfy applicable laws or regulatory requirements and for amendments which increase the number of shares of common stock available under the Amended 2007 Plan, materially change the class of persons eligible under the Amended 2007 Plan, or which would have the effect of materially increasing the benefits accruing to participants under the Amended 2007 Plan. Under the Company’s Amended 2007 Plan, awards other than those held by executive officers or directors may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price without the approval of the Company’s shareholders. The Amended 2007 Plan will terminate on May 10, 2017, unless such term is extended with the consent of the Company’s shareholders. However, awards granted before the termination of the Amended 2007 Plan may extend beyond that date in accordance with their terms.

Awards granted under the Amended 2007 Plan are non-transferable, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted by the Committee.

Awards granted under the Amended 2007 Plan terminate upon the Company’s dissolution or liquidation (other than in connection with a merger, consolidation or reorganization). The participant may exercise, immediately prior to the dissolution or liquidation, the award to the extent then exercisable on the date immediately prior to such dissolution or liquidation. Other provisions pertaining to the treatment of awards held by participants who cease to be employed by, or provide service to, the Company shall be determined by the Committee and as set forth in the respective form of award.

The Amended 2007 Plan also provides that if the Company elects to terminate the Amended 2007 Plan or cash out stock options or stock appreciation rights prior to a non-hostile change of control, then each affected award will accelerate and become fully exercisable immediately prior to the change of control. In the event of a hostile change of control, the Amended 2007 Plan provides that awards to executive officers as well as all other employees and directors will accelerate and become fully exercisable immediately prior to the change of control.

Section 10. Information Concerning TRC Companies; Financial Information.

Information Concerning Us

TRC Companies, Inc. was incorporated in 1971. We are a national consulting, engineering and construction management firm that provides integrated services to the environmental, energy, and infrastructure markets, primarily in the United States. A broad range of commercial, industrial and government clients depend on us to design solutions to their toughest business challenges. Our multidisciplinary project teams help our clients (i) implement complex projects from initial concept to delivery and commissioning, (ii) maintain and operate their facilities in compliance with regulatory standards and (iii) manage their assets through decommissioning, demolition, restoration and disposition.

We are incorporated in the State of Delaware. Our principal executive offices are located at 21 Griffin Road North, Windsor, Connecticut 06095, and our telephone number at that address is (860) 298-9692.

Financial Information

The following table sets forth selected financial information for TRC Companies. The selected historical statement of operations data for the fiscal years ended June 30, 2008, 2009 and 2010 the selected historical balance sheet data as of June 30, 2008, 2009 and 2010 have been derived from the audited financial statements included in our annual report on Form 10-K for the fiscal years ended

June 30, 2009 and 2010. Our annual report on Form 10-K for the fiscal year ended June 30, 2010 is incorporated herein by reference, however, the annual report on Form 10-K for the fiscal year ended June 30, 2009, is not incorporated herein by reference.  The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

	Year Ended
	June 30,	June 30,	June 30,
	2008	2009	2010
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net service revenue	$268,209	$254,804	$230,099
Total operating costs and expenses	$370,750	$292,865	$260,991
Operating loss	$(92,474)	$(16,663)	$(21,452)
Loss from operations before taxes, noncontrolling interest, and equity in losses	$(96,410)	$(19,588)	$(20,739)
Net loss	$(109,211)	$(23,908)	$(16,574)
Net loss applicable to TRC Companies, Inc.	$(109,149)	$(23,908)	$(16,449)
Net loss applicable to TRC Companies, Inc. common shareholders	$(109,149)	$(24,123)	$(22,880)
Basic and diluted loss per common share	$(5.84)	$(1.25)	$(1.17)

Consolidated Balance Sheets Data:
Total current assets	$183,742	$175,221	$161,732
Noncurrent assets	$213,577	$161,675	$126,063
Total Assets	$397,319	$336,896	$287,795
Total current liabilities	$190,979	$159,976	$132,783
Noncurrent liabilities	$148,669	$126,489	$118,820
Total liabilities	$339,648	$286,465	$251,603
Preferred stock	$—	$1,808	$8,239
Noncontrolling interest	$—	$—	$125
Equity	$57,671	$48,623	$27,953

Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$3,759	$20,954	$11,077
Net cash used in investing activities	$(2,305)	$(2,213)	$(2,677)
Net cash used in financing activities	$(578)	$(11,578)	$(2,160)

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest.

	Year Ended
	June 30,	June 30,	June 30,
	2008	2009	2010
	(in thousands)

Loss before income tax (benefit) provision	$(96,915)	$(20,037)	$(20,784)
Fixed charges	$5,539	$4,205	$2,223
Ratio of Earnings to Fixed Charges (1)	—	—	—
Deficiency of earnings to fixed charges	$(102,454)	$(24,242)	$(23,007)

(1) Earnings were insufficient to cover fixed charges in the periods noted above.

Book Value Per Share. Our book value per share as of our most recent balance sheet dated June 30, 2010 was $1.43.

Additional Information. For more information about us, please refer to our annual report on Form 10-K for the fiscal year ended June 30, 2010, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Appendix A.  As of September 17, 2010, our executive officers and directors (14 persons) as a group beneficially owned options outstanding under our employee benefit plans to purchase a total of 660,275 shares of our common stock, which represented approximately 48% of the shares subject to all options to purchase our common stock outstanding under our employee benefit plans as of that date. The options to purchase our shares owned by members of our Board of Directors and our executive officers who are subject to the provisions of Section 16 of the Exchange Act are not eligible to be surrendered in the offer.

The following table sets forth information, as of September 17, 2010, with respect to the ownership of options to purchase our common stock by each director, each of our named executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total of 1,389,476 shares of our common stock subject to outstanding stock options as of September 17, 2010.

Name of Individual	Number of Options	Percent of Options
Christopher P. Vincze	209,300	15.1%
Sherwood L. Boehlert	19,500	1.4%
Friedrich K. M. Bohm	44,000	3.2%
F. Thomas Casey	15,500	1.1%
Stephen M. Duff	34,000	2.4%
Robert W. Harvey	15,500	1.1%
J. Jeffrey McNealey	78,500	5.6%
Dennis E. Welch	0	0.0%
Thomas W. Bennet, Jr.	10,000	0.7%
Martin H. Dodd	52,050	3.7%
Glenn E. Harkness	80,375	5.8%
James Mayer	39,425	2.8%
Robert C. Petersen	29,125	2.1%
David Zarider	33,000	2.4%
All current directors and executive officers as a group (14) individuals	660,275	47.5%

Neither we, nor to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliates of ours, engaged in transactions involving eligible options during the past 60 days.

Section 12. Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

Options granted under the Restated Stock Option Plan and the Amended and Restated 2007 Equity Incentive Plan, which were acquired pursuant to the offer will be canceled and the shares of common stock subject to those options and will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the Amended and Restated 2007 Equity Incentive Plan. To the extent these shares remain available after the issuance of replacement restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plans participants without further stockholder action, except as required by applicable law or the rules of the NYSE or any other stock exchange or securities quotation system on which our common stock is then quoted or listed.

Under Financial Accounting Standards Board Accounting Standards Codification Topic 718 — “Compensation — Stock Compensation” (which codified former Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”), the exchange of stock options in the offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible options, as well as the incremental compensation cost (if any) of the replacement restricted stock units granted in the offer, ratably over the vesting period of the restricted stock unit grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted stock unit grant granted to employees in exchange for surrendered eligible options, measured as of the date the restricted stock units are granted, over the fair value of the eligible options surrendered in exchange for the restricted stock unit grants, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered eligible options being approximately equal to the expected fair value of the restricted stock units replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the offer. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited restricted stock units will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the offer, we cannot predict the exact amount of any incremental compensation expense that may result from the offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement restricted stock units or cash payments as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our securities as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Our obligation under the offer to accept surrendered options for exchange and to issue replacement restricted stock units and cash payments for surrendered options is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange.

Section 14. Material U.S. Federal Income Tax Consequences.

The following is a general summary as of the date of this tender offer of the material U.S. federal income tax consequences to TRC Companies and to the eligible employees, who are U.S. citizens or residents, of participating in the offer. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. The following general description does not constitute tax advice and should not be relied on as tax advice. Each participant is encouraged to seek tax advice regarding the tax consequences of participation in the offer. This general summary does not address the consequences of any state, local or foreign tax laws nor the tax consequences for participants who are subject to tax in other countries.

We believe the exchange of eligible options for restricted stock units pursuant to the offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither TRC Companies nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement restricted stock units pursuant to the offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

An eligible employee, who is a U.S. citizen or resident, will not have taxable income upon grant of restricted stock units in exchange for the eligible employee’s stock options. Instead, the eligible employee will recognize ordinary income as the restricted stock units vest and no longer can be forfeited and the shares are delivered in payment of the vested restricted stock units, at which time TRC Companies also generally will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares you receive, and that fair market value will be your tax basis in the shares. TRC Companies will satisfy all tax withholding obligations in the manner specified in the restricted stock unit agreement. If permissible under applicable law and as specified in your restricted stock unit agreement, you may satisfy all or any portion of your withholding obligations by deducting from the shares of common stock otherwise deliverable to you in settlement of your restricted stock unit a number of whole shares having a fair market value approximately equivalent to the applicable minimum statutory withholding requirements. A subsequent sale of the shares received by you generally will result in capital gain or loss equal to the sale price of such shares less your tax basis in such shares. The gain or loss will be long-term or short-term depending upon how long the shares were held. Shares held more than twelve months are subject to long-term capital gain or loss, while shares held twelve months or less are subject to short-term capital gain or loss.

Acceleration of vesting or payment of awards under the Amended 2007 Plan in the event of a change in control may cause part or all of the amount involved to be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code. Such treatment may subject the participant to a 20% excise tax and preclude deduction of such amounts by TRC Companies.

Under Section 409A of the Internal Revenue Code (the “Code”), certain awards granted under the Amended 2007 Plan may be treated as nonqualified deferred compensation. The Code imposes on persons with nonqualified deferred compensation that do not meet the requirements of that section of the Code (i) taxation immediately upon vesting of the nonqualified deferred compensation and earnings thereon (regardless of whether the compensation is then paid); (ii) interest at the underpayment rate plus

1%; and (iii) an additional 20% tax.

The restricted stock units generally will have no U.S. federal income tax consequences to TRC Companies when the replacement restricted stock units are granted. However, TRC Companies generally will be entitled to a business expense deduction upon the vesting and payment of a restricted stock unit in an amount equal to the amount of ordinary compensation income attributable to the employee, subject to the limitations imposed by the Code. We have designed the offer in a manner intended to comply with Code Section 409A.

TRC Companies will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the vesting and payment of restricted stock units held by an eligible employee or the payment of cash. TRC Companies will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of common stock or the payment of cash.

A participant who would have fewer than 500 replacement restricted stock units after the exchange and receives a cash payment in lieu of restricted stock units will recognize ordinary compensation income at the time of delivery of the cash.  If applicable, taxes, including FICA, will be withheld directly from the cash payment.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the offer expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options surrendered for exchange upon the occurrence of any of the events listed in Section 7, Conditions of the Offer, by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options surrendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options surrendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of such action and, if the offer is scheduled to expire within ten business days from the date we notify you, keep the offer open for a least ten business days after the date of such notification:

•                              we increase or decrease the amount of consideration offered for the eligible options;

•                              we decrease the number of options eligible to be exchanged in the offer; or

•                              we increase the number of options eligible to be exchanged in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the option exchange, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, financial, legal or other advisor consulted or retained by you in connection with the offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with (or in some case “furnished” to) the SEC before making a decision on whether to surrender your eligible options for exchange:

1.                  our annual report on Form 10-K for our fiscal year ended June 30, 2010, filed with the SEC on September 13, 2010;

2.                  our definitive proxy statement for our 2009 annual meeting of stockholders, filed with the SEC on October 23, 2009;

3.                  our Form S-8 registration statement registering shares to be issued under the Amended 2007 Plan filed with the SEC on October 8, 2008 (SEC file number 333-121253); and

4.                  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 3, 1988 (SEC file number 001-9947).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to Martin H. Dodd, TRC Companies, 21 Griffin Road North, Windsor, Connecticut 06095, or telephoning at 860-298-6212 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about TRC Companies should be read together with the information contained in the documents to which we have referred you.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will surrenders be accepted from or on behalf of, the option holders subject to the law of such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TRC COMPANIES, INC.

September 23, 2010

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF TRC COMPANIES, INC.

The directors and executive officers of TRC Companies, Inc. and their positions and offices as of September 23, 2010 are set forth in the following table:

NAME	POSITION AND OFFICES HELD

Christopher P. Vincze	Chairman of the Board and Chief Executive Officer

Thomas W. Bennet, Jr.	Senior Vice President and Chief Financial Officer

Martin H. Dodd	Senior Vice President, General Counsel and Secretary

Glenn E. Harkness	Senior Vice President

James Mayer	Senior Vice President

Robert C. Petersen	Senior Vice President

David Zarider	Senior Vice President

Sherwood L. Boehlert	Director

Friedrich K. M. Bohm	Director

F. Thomas Casey	Director

Stephen M. Duff	Director

Robert W. Harvey	Director

J. Jeffrey McNealey	Director

Dennis E. Welch	Director

The address of each director and executive officer is: c/o TRC Companies, Inc. 21 Griffin Road North, Windsor, Connecticut 06095.